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                                                                    Exhibit 5.01

                               BARATTA & GOLDSTEIN
                                597 Fifth Avenue
                               New York, NY 10017



                                    January 19, 2000

insci-statements.com, corp.
Two Westborough Business Park
Westborough, MA 01581


           Re: insci-statements.com, corp. - Registration Statement on Form S-3 1,283,612 shares of Common Stock

Ladies and Gentlemen:

      We are acting as counsel to insci-statements.com, corp. (the "Company") in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, relating to the registration of an aggregate of 1,283,612 shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company. The Shares included in the Registration Statement include: underlying Shares issuable pursuant to two 100,000 share Warrants dated April 22, 1999, to purchase a total of 200,000 shares of Common Stock as authorized by INSCI Corp. now known as insci-statements.com. corp. which were issued to Auerbach, Pollak & Richardson, Inc. (the "Auerbach Warrants"). Additionally, a Warrant to purchase 280,936 shares of Common Stock dated December 17, 1999, was authorized by insci-statements.com, corp. and issued to The Tail Wind Fund, Ltd. (the "Tail Wind Warrant"); as well as 802,676 Shares that have been issued to The Tail Wind Fund, Ltd. We understand that the Shares are to be sold from time to time as described in the section entitled "Plan of Distribution" in the Registration Statement.

      As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. On the basis of the foregoing and assuming the due execution and delivery of certificates representing the Shares of Common Stock, and upon valid exercise of the Auerbach Warrants and The Tail Wind Warrant in accordance with their terms, we are of the opinion that the Shares of Common Stock have been duly authorized and the underlying shares for the Warrants stated herein, will be validly issued, fully paid and non-assessable Shares of Common Stock.

      We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, and the federal laws of the United States of America. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our name under the caption "Legal Matters" in the prospectus contained in the Registration Statement.

                                Very truly yours,

                                BARATTA & GOLDSTEIN